EX-D-1
Pro Forma Financial Statements for Exelon Corporation


                Unaudited Pro Forma Condensed Statement of Income

                        (Millions Except Per Share Data)

                For the Nine Month Period Ended September 30, 2000


                                                                         PECO
                                                                        Energy
                                                         PECO Energy   Prior to
                                                PECO  Transition Bond  Merger
                                               Energy    Pro Forma       Pro
                                              As Filed  Adjustments(1)  Forma
                                              -------- --------------- --------
  Operating Revenues........................   $4,366       $--         $4,366
                                               ------       ----        ------
  Operating Expenses
    Fuel and Energy Interchange.............    1,515        --          1,515
    Operation and Maintenance...............    1,305        --          1,305
    Depreciation and Amortization...........      244        --            244
    Taxes Other Than Income Taxes...........      197        --            197
                                               ------       ----        ------
      Total Operating Expenses..............    3,261        --          3,261
                                               ------       ----        ------
  Operating Income..........................    1,105        --          1,105
                                               ------       ----        ------
  Other Income and Deductions
    Interest Expense........................     (333)        31          (302)
    Other, net..............................       71          4            75
                                               ------       ----        ------
      Total Other Income and Deductions.....     (262)        35          (227)
                                               ------       ----        ------
  Income Before Income Taxes and
   Extraordinary Item.......................      843         35           878
  Income Tax Expense........................      316         14           330
                                               ------       ----        ------
  Income Before Extraordinary Item..........   $  527       $ 21        $  548
                                               ======       ====        ======
  Preferred Stock Dividends.................   $    8       $ (1)       $    7
                                               ======       ====        ======
  Income Before Extraordinary Item per
   Share....................................   $ 2.96
                                               ======
  Income Before Extraordinary Item per
   Share--Diluted...........................   $ 2.94
                                               ======
  Average Basic Shares Outstanding..........    175.0
                                               ======
  Average Diluted Shares Outstanding........    176.0
                                               ======

             See accompanying Notes to Unaudited Pro Forma Combined
                         Condensed Financial Statements

--------------------------------------------------------------------------------
                                                                         Page 37

           Unaudited Pro Forma Combined Condensed Statement of Income

                        (Millions Except Per Share Data)

                For the Nine Month Period Ended September 30, 2000



                                          PECO
                                         Energy
                                        Prior to  Unicom     Merger
                                          Merger    as     Pro Forma     Exelon
                                        Pro Forma Filed    Adjustments  Pro Forma
                                        --------- ------   -----------  ---------

  Operating Revenues...................  $4,366  $5,686     $(42)(7)   $10,010
  Operating Expenses
    Fuel and Energy Interchange........   1,515   1,705      (42)(7)     3,178
    Operation and Maintenance..........   1,305   1,749       25 (6)     3,079
    Depreciation and Amortization......     244     832     (161)(6)       915
    Goodwill Amortization..............      --      --       86 (6)        86
    Taxes Other Than Income Taxes......     197     406       --           603
                                         ------  ------     -----      -------
      Total Operating Expenses.........   3,261   4,692       (92)       7,861
                                         ------  ------     -----      -------
  Operating Income.....................   1,105     994        50        2,149
                                         ------  ------     -----      -------
  Other Income and Deductions
    Interest Expense...................    (302)   (412)      --          (714)
    Preferred and Preference Stock
     Dividends.........................      --     (25)     (10)(8)       (35)
    Other, net.........................      75     119      (15)(6)
                                                               3 (8)       182
                                         ------  ------     -----      --------
      Total Other Income and
       Deductions......................    (227)   (318)     (22)         (567)
                                         ------  ------     -----      --------

  Income Before Income Taxes and
   Extraordinary Item..................     878     676        28        1,582
  Income Tax Expense...................     330     167        60 (10)     557
                                         ------  ------     -----      --------
  Income Before Extraordinary Item.....  $  548  $  509     $ (32)     $ 1,025
                                         ======  ======     =====      ========
  Preferred Stock Dividends............  $    7             $  (7)(8)  $    --
                                         ======             =====      ========

  Income Before Extraordinary Item per
   Share...............................          $ 2.82                $ 3.22
                                                 ======                ======

  Income Before Extraordinary Item per
   Share--Diluted......................          $ 2.80                $ 3.20
                                                 ======                ======
  Average Basic Shares Outstanding.....           180.7                 318.5 (5)
                                                 ======                ======
  Average Diluted Shares Outstanding...           181.9                 320.6
                                                 ======                ======

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements

--------------------------------------------------------------------------------
                                                                         Page 38

                Unaudited Pro Forma Condensed Statement of Income

                        (Millions Except Per Share Data)

                      For the Year Ended December 31, 1999


                                                      PECO Energy   PECO Energy
                                                     Securitization  Prior to
                                        PECO Energy    Pro Forma      Merger
                                          As Filed   Adjustments(1) Pro Forma
                                         ----------- -------------- -----------

  Operating Revenues...................    $5,437         $--         $5,437
                                           ------         ----        ------
  Operating Expenses
    Fuel and Energy Interchange........     2,145          --          2,145
    Operation and Maintenance..........     1,384          --          1,384
    Depreciation and Amortization......       237          --            237
    Taxes Other Than Income Taxes......       262          --            262
                                           ------         ----        ------
      Total Operating Expenses.........     4,028          --          4,028
                                           ------         ----        ------
  Operating Income.....................     1,409          --          1,409
                                           ------         ----        ------
  Other Income and Deductions
    Interest Expense...................      (396)         (50)         (446)
    Other, net.........................       (36)          12           (24)
                                           ------         ----        ------
      Total Other Income and
       Deductions......................      (432)         (38)         (470)
                                           ------         ----        ------
  Income Before Income Taxes and
   Extraordinary Item..................       977          (38)          939
  Income Tax Expense...................       358          (15)          343
                                           ------         ----        ------
  Income Before Extraordinary Item.....    $  619         $(23)       $  596
                                           ======         ====        ======
  Preferred Stock Dividends............    $   12         $ (1)       $   11
                                           ======         ====        ======
  Income Before Extraordinary Item per
   Share...............................    $ 3.10
                                           ======
  Income Before Extraordinary Item per
   Share--Diluted......................    $ 3.08
                                           ======
  Average Basic Shares Outstanding.....     196.3
                                           ======
  Average Diluted Shares Outstanding...     197.6
                                           ======

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements

--------------------------------------------------------------------------------
                                                                         Page 39

                Unaudited Pro Forma Condensed Statement of Income

                        (Millions Except Per Share Data)

                      For the Year Ended December 31, 1999




                                            Unicom        Unicom       Unicom
                                         Fossil Sale  Securitization  Prior to
                                Unicom    Pro Forma      Pro Forma      Merger
                               As Filed Adjustments(2) Adjustments(3) Pro Forma
                               -------- -------------  -------------- ---------

  Operating Revenues            $6,848      $ --           $ --        $6,848
                                ------      -----          -----       ------
  Operating Expenses
    Fuel and Energy
     Interchange.............    1,549        257            --         1,806
    Operation and
     Maintenance.............    2,428       (271)           --         2,157
    Depreciation and
     Amortization............      843         26            113          982
    Taxes Other Than Income
     Taxes...................      508        (16)           --           492
                                ------      -----          -----       ------
      Total Operating
       Expenses..............    5,328         (4)           113        5,437
                                ------      -----          -----       ------
  Operating Income...........    1,520          4           (113)       1,411
                                ------      -----          -----       ------
  Other Income and Deductions
    Interest Expense.........     (564)       --              20         (544)
    Preferred and Preference
     Stock Dividends.........      (53)       --              10          (43)
    Other, net...............        1        --             --             1
                                ------      -----          -----       ------
      Total Other Income and
       Deductions............     (616)       --              30         (586)
                                ------      -----          -----       ------
  Income Before Income Taxes
   and Extraordinary Item....      904          4            (83)         825
  Income Tax Expense.........      307          4            (37)         274
                                ------      -----          -----       ------
  Income Before Extraordinary

   Item......................   $  597      $ --           $ (46)      $  551
                                ======      =====          =====       ======
  Income Before Extraordinary
   Item per Share............   $ 2.75
                                ======
  Income Before Extraordinary
   Item per Share--Diluted...   $ 2.74
                                ======
  Average Basic Shares
   Outstanding...............    217.3
                                ======
  Average Diluted Shares
   Outstanding...............    218.1
                                ======


                  See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements

--------------------------------------------------------------------------------
                                                                         Page 40

           Unaudited Pro Forma Combined Condensed Statement of Income

                        (Millions Except Per Share Data)

                      For the Year Ended December 31, 1999



                                PECO Energy  Unicom
                                 Prior to   Prior to    Merger
                                  Merger     Merger    Pro Forma    Exelon
                                 Pro Forma  Pro Forma Adjustments  Pro Forma
                                ----------- --------- -----------  ---------

  Operating Revenues..........    $5,437     $6,848      $(60)(7)   $12,225
                                  ------     ------      ----       -------
  Operating Expenses
    Fuel and Energy
     Interchange..............     2,145      1,806       (60)(7)     3,891
    Operation and
     Maintenance..............     1,384      2,157        36 (6)     3,577
    Depreciation and
     Amortization.............       237        982      (427)(6)       792
    Goodwill Amortization.....       --         --        115 (6)       115
    Taxes Other Than Income
     Taxes....................       262        492       --            754
                                  ------     ------      ----       -------
      Total Operating
       Expenses...............     4,028      5,437      (336)        9,129
                                  ------     ------      ----       -------
  Operating Income............     1,409      1,411       276         3,096
                                  ------     ------      ----       -------
  Other Income and Deductions
    Interest Expense..........      (446)      (544)                   (990)
    Preferred and Preference
     Stock Dividends..........       --         (43)      (20)(8)       (63)
    Other, net................       (24)         1       (20)(6)
                                                            9 (8)       (34)
                                  ------     ------      ----       -------
      Total Other Income and
       Deductions.............      (470)      (586)      (31)       (1,087)
                                  ------     ------      ----       -------
  Income Before Income Taxes
   and Extraordinary Item.....       939        825       245         2,009
  Income Tax Expense..........       343        274       163(10)       780
                                  ------     ------      ----       -------
  Income Before Extraordinary
   Item.......................    $  596     $  551      $ 82      $  1,229
                                  ======     ======      ====       =======
  Preferred Stock Dividends...    $   11     $  --       $(11)(8)   $   --
                                  ======     ======      ====       =======
  Income Before Extraordinary

   Item per Share.............                                      $  3.86
                                                                    =======
  Income Before Extraordinary
   Item per Share--Diluted....                                      $  3.83
                                                                    =======
  Average Basic Shares
   Outstanding................                                        318.5 (5)
                                                                    =======
  Average Diluted Shares
   Outstanding................                                        320.6
                                                                    =======
                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements

--------------------------------------------------------------------------------
                                                                         Page 41

              Unaudited Pro Forma Combined Condensed Balance Sheet

                                  (In millions)

                            As of September 30, 2000



                                  PECO Energy  Unicom    Merger         Exelon
                                       As        As      Pro Forma     Pro Forma
                                     Filed     Filed   Adjustments      Balance
                                  ----------- ------- -----------     ---------

              ASSETS

  Utility Plant, net ...........    $ 5,196   $12,436  $ (4,817)(6)    $12,815

  Current Assets
    Cash and Temporary Cash
     Investments................        169     1,056       (40)(9)      1,185
    Accounts Receivable, net....        776     1,445       --           2,221
    Inventories, at average
     cost.......................        232       258       --             490
    Other Current Assets........        180     2,189        84(6)       2,453
                                    -------   -------  --------        -------
                                      1,357     4,948        44          6,349
                                    -------   -------  --------        -------
  Deferred Debits and Other
   Assets
    Regulatory Assets...........      6,016     1,527       --           7,543
    Goodwill....................        192        78     4,586 (6)      4,856
    Investments and Other
     Property, net..............        722     3,524       --           4,246
    Other.......................        184        70        38 (6)        292
                                    -------   -------  --------        -------
                                      7,114     5,199     4,624         16,937
                                    -------   -------  --------        -------
      Total.....................    $13,667   $22,583  $   (149)       $36,101
                                    =======   =======  ========        =======

 CAPITALIZATION AND LIABILITIES
  Capitalization
    Common Stock Equity.........    $ 1,727   $ 3,701  $   (510)(4)
                                                         (2,300)(6)
                                                          4,586 (6)
                                                            (40)(9)    $ 7,164
    Preferred and Preference
     Stock......................        174        --        --            174
    Company Obligated
     Mandatorily
     Redeemable Preferred
     Securities.................        128       350      (21)(6)         457
    Long-Term Debt..............      6,252     7,134      (70)(6)
                                                           510 (4)      13,826
                                    -------   -------  --------        -------
                                      8,281    11,185     2,155         21,621
                                    -------   -------  --------        -------
  Current Liabilities
    Notes Payable, Bank.........        284     1,478       --           1,762
    Accounts Payable............        308       929       --           1,237
    Other Current Liabilities...        938       979       --           1,917
                                    -------   -------  --------        -------
                                      1,530     3,386       --           4,916
                                    -------   -------  --------        -------

--------------------------------------------------------------------------------

 Deferred Credits and Other
   Liabilities
    Deferred Income Taxes.......      2,444     3,452    (1,533)(6)      4,363
    Unamortized Investment Tax
     Credits....................        275       462      (402)(6)        335
    Nuclear Decommissioning
     Liability For Retired
     Plants.....................        --      1,288       --           1,288
    Other.......................      1,137     2,810      (369)(6)      3,578
                                    -------   -------  --------        -------
                                      3,856     8,012    (2,304)         9,564
                                    -------   -------  --------        -------
      Total.....................    $13,667   $22,583  $   (149)       $36,101
                                    =======   =======  ========        =======


                  See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements




--------------------------------------------------------------------------------

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1. PECO Energy used a portion of the proceeds from the securitization of its stranded costs to repurchase common stock in order to achieve the number of shares outstanding that were contemplated in the merger agreement. All share repurchases are reflected in the historical balance sheet presented herein. The effects of the use of proceeds from the securitization of stranded costs by PECO Energy on the pro forma combined condensed statements of income were as follows (in million):


                                             Year Ended     Nine Months Ended
                                          December 31, 1999 September 30, 2000
                                          ----------------- ------------------

      Transition Bond Interest Expense...       $318               $240
      Interest Savings Associated with
       Higher Cost Debt that was
       Repurchased.......................       (159)              (120)
      Transition Bond Interest Expense
       Included In Historical Interest
       Expense...........................       (192)              (216)
      Interest Savings Included in
       Historical Interest Expense.......         83                 65
                                                ----               ----
                                                $ 50               $(31)
                                                ====               ====
      PECO Energy Obligated Mandatorily
       Redeemable Preferred Securities
       ($221 million @ 9%)...............       $(20)              $(15)
      Interest Savings Included in
       Historical Financial Statements...          8                 11
                                                ----               ----
                                                $(12)              $ (4)
                                                ====               ====
      PECO Preferred Stock Dividends
       ($37 million @ 6.12%).............       $ (2)              $ (2)
      PECO Preferred Stock Dividend
       Savings Included in Historical
       Financial Statements..............          1                  1
                                                ----               ----
                                                $ (1)              $ (1)
                                                ====               ====


2. The Unicom fossil sale Pro Forma Adjustments for the combined condensed statement of income for the Year Ended December 31, 1999 reflect the continuing impact of the sale of ComEd's fossil generating plants which was completed in December 1999.

     o Fuel and Energy Interchange: Reflects the elimination of fossil fuel expense and the replacement impact of purchasing power under the power purchase agreements entered into with the purchaser of the fossil assets at the time of the fossil sale, as provided below (in millions):


                  Fossil Fuel Expense.......................... $(616)
                  Energy Interchange Expense...................   873
                                                                -----
                  Total........................................ $ 257
                                                                =====

--------------------------------------------------------------------------------

     o Operation and Maintenance: Reflects the elimination of the fossil generating plants operation and maintenance expenses.

     o    Depreciation and Amortization: Reflects the following (in millions):




                  Elimination of Fossil Plant Depreciation............ $ (73)
                  Additional Amortization of Regulatory Assets........    99
                                                                       -----
                    Total............................................. $  26
                                                                       =====

     The Unicom pro forma adjustments reflecting the sale of ComEd's fossil generating plants include increased regulatory asset amortization because those adjustments on a prior-to-merger, pro forma basis would result in ComEd's earnings exceeding the earnings cap provision of the Illinois Public Utilities Act.

     o Taxes Other Than Income Taxes: Reflects the elimination of real estate and payroll taxes related to the ownership of the fossil plants.

     The pro forma adjustments do not reflect the income effects of the reinvestment of cash proceeds received from the fossil sale.

3.   Reflects Unicom's  purchase,  at prevailing market prices, of approximately
     26.3 million shares of Unicom common stock that were subject to certain forward purchase contracts at December 31, 1999. During 1999, Unicom entered into forward purchase arrangements with financial institutions for the repurchase of approximately 26.3 million shares of Unicom common stock. The repurchase arrangements were settled in January 2000 on a physical (i.e. shares) basis. Effective January 2000, the share repurchases have reduced outstanding shares and common stock equity. Prior to the settlement, the repurchase arrangements were recorded as a receivable on the Consolidated Balance Sheet of Unicom based on the aggregate market value of the shares deliverable under the arrangements.

     In addition, reflects adjustments to net interest expense and preferred and preference stock dividends related to the use of securitization proceeds as follows (in millions):


      Pro forma adjustment to eliminate  historical
       interest expense associated with higher cost
       debt that was repurchased........................................ $(20)
      Pro forma adjustment to eliminate historical
       dividend provisions associated with higher cost
       preferred and preference stock that was repurchased.............. $(10)

     The Unicom Securitization pro forma adjustments include increased regulatory asset amortization of $113 million because those adjustments on a prior-to-merger, pro forma basis would result in ComEd's earnings exceeding the earnings cap provision of the Illinois Public Utilities Act.

4. Reflects the payment of the cash portion of the merger consideration to Unicom common shareholders.

--------------------------------------------------------------------------------
                                                                         Page 45

5. Reflects issuance of Exelon shares in exchange for PECO Energy and Unicom common stock net of shares which were repurchased by PECO Energy and Unicom as follows:

                                                   PECO             Pro Forma
                                                  Energy    Unicom    Exelon
                                                  -------  -------  ---------
                                                        (Shares in 000's)

      Actual shares outstanding at September 30,
       2000.....................................  170,523  169,367
      Shares repurchased-Note (9)...............      --      (730)
      Shares issued pursuant to stock
        option exercises .......................      --       463
                                                  -------  -------
      Remaining shares to be exchanged..........  170,523  169,100
      Exchange factor...........................      1.0     .875
                                                  -------  -------
      Remaining shares to be exchanged..........  170,523  147,963   318,486
                                                  =======  =======   =======

6. Reflects the recognition of goodwill equal to the excess of the purchase price including estimated transaction costs and stock-based compensation costs resulting from the merger over the estimated net fair value of the assets acquired and liabilities assumed of Unicom. The adjustment assumes total purchase consideration equal to cash of approximately $510 million, approximately 148 million shares of Exelon Common Stock at a price of $35.89 based on the average closing price of PECO Energy Common Stock between January 3 and 12, 2000 and stock-based compensation cost for certain Unicom employees. PECO Energy's transaction costs of approximately $33 million represent the estimated costs to be incurred for the merger that meet the requirements for inclusion in the purchase price. Goodwill for the balance sheet presented is based on the following calculation (dollars in millions, except per share data):


      Cash Consideration (Note 4)....................       $510
      Common Share Consideration:
         Unicom shares converted.....................    169,100
         Conversion rate.............................       .875
                                                      ----------
         Exelon Shares Issued........................    147,963
         Exchange price..............................   $  35.89
                                                      ----------
            Total Common Share Consideration......................    5,310
      Transaction Costs...........................................       33
      Stock-based Compensation Costs for Certain Unicom Employees        94
                                                                     ------
        Purchase Price..............................................  5,947
        Less: Book value of Unicom's Pro Forma net assets
        as of September 30, 2000....................................  3,661
                                                                     ------
        Subtotal....................................................  2,286
        Increase (decrease) to goodwill for estimated fair value adjustments to the following assets acquired and liabilities assumed:
                  Utility Plant                                $ 4,817
                  Deferred Income Taxes                         (1,533)
                  Unamortized Investment Tax Credits              (402)
                  Deferred Credits                                (369)
                  Long-Term Debt (including COMPRS)                (91)
                  Other                                           (122)
                                                             ----------

        Net Fair Value adjustment...................................  2,300
                                                                     ------
        Goodwill.................................................... $4,586
                                                                     ======

--------------------------------------------------------------------------------

     Utility Plant: Primarily reflects the estimated fair value analyses of ComEd's nuclear stations based on discounted cash flows and independent appraisals. The $4.8 billion reduction to utility plant is estimated to reduce nuclear depreciation expense by approximately $215 million annually.

     Deferred Income Taxes: Represents the tax effect of purchase accounting adjustments described above, except for goodwill.

     Unamortized Investment Tax Credits: Represents the adjustment of ComEd's nuclear plant investment tax credits to fair value. This adjustment is estimated to reduce the amortization of the investment tax credits by approximately $26 million annually.

     Deferred Credits: Primarily reflects elimination of unrecognized net actuarial gains, prior service costs and transition obligations related to pension benefits and post-retirement obligations at September 30, 2000. Final allocation amounts may differ primarily as a result of discount rates at the time of closing and the final determination of severed employees. The adjustments are estimated to increase pension benefits and post-retirement benefit expense by approximately $16 million, annually.

     Long-Term Debt: Represents the adjustment of long-term debt including transitional trust notes and Company Obligated Mandatorily Redeemable Preferred Securities to fair value at September 30, 2000. The final fair value determination will be based on prevailing market interest rates at the time of closing. The adjustment is estimated to increase expense by approximately of $20 million in the first year, declining in subsequent years.

     Other: Represents miscellaneous estimated fair value adjustments including stock-based compensation costs for certain Unicom employees not included in the purchase price and emission allowances. These adjustments are estimated to increase operating expenses by approximately $20 million in each of the first two years.

     Goodwill: Represents additional goodwill resulting from the estimated adjustments reflected above, to be amortized over 40 years.

     The Merger Pro Forma Adjustments for the combined condensed statement of income for the year ended December 31, 1999, as a result of the increased merger pro forma common stock equity balance, include a reversal of the increased regulatory asset amortization related to the Unicom pro forma adjustments discussed in Notes 2 and 3, of $99 million and $113 million, respectively.

7.   Reflects  the   elimination  of  purchased   power  and  off-system   sales
     transactions between PECO Energy and Unicom.

8.   Reflects the  reclassification of PECO Energy preferred stock dividends and
     interest  on  PECO  Energy  obligated   mandatorily   redeemable  preferred
     securities for consistent presentation.

9. Reflects the repurchase of approximately $40 million of Unicom's outstanding common shares prior to closing. Through September 30, 2000, Unicom repurchased approximately $960 million of the $1.0 billion common share repurchase required by the merger agreement.

10. Reflects investment tax credit amortization and the tax effect of purchase accounting adjustments described above, except for goodwill amortization and preferred stock dividends.

--------------------------------------------------------------------------------
                                                                         Page 47